Exhibit 10.19
EXECUTIVE EMPLOYMENT AGREEMENT
THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of this 27th day of March, 2010, between Nebraska Book Company, Inc., a Nebraska corporation, (“Company”) and Steven A. Clemente (“Executive”).
I. EMPLOYMENT
a.	The Company hereby employs Executive and Executive hereby accepts employment with the Company as Senior Vice President — Retail for an Employment Term as set forth in Paragraph IV below.
II. DUTIES OF EMPLOYEE
a.	Position: During the Employment Term, the Executive shall be employed as Senior Vice President — Retail.
b.
Duties and Responsibilities: The duties and responsibilities of Executive shall be those necessary and appropriate to the proper discharge of his position. The duties and responsibilities shall include, but not be limited to, those outlined in the Company’s job description for Senior Vice President — Retail. (See attached Exhibit “A”.) Executive shall perform all duties and execute all responsibilities as directed from time-to-time by the Company’s President and Chief Operating Officer (the “President/COO”), and Chief Executive Officer. The duties of Executive may be altered from time-to-time at the direction and in the discretion of the Company. Executive shall at all times report to the President/COO.

c.
Devotion of Time to the Company’s Business: During Executive’s employment, Executive shall devote his entire time, energies, abilities and attention to the business of the Company and shall work for no other person during the term of the Employment Term without obtaining prior written consent from the Company.

III. COMPENSATION AND BENEFITS
a.
Base Salary: Executive will be paid a base salary at the rate of $275,000 per year. Increases in base salary for Executive shall be determined by the Board of Directors of the Company (the “Board”) after due consideration of the recommendation of the President/COO of the Company. Increases in base salary thereafter shall be determined annually in the same manner.

b.
Moving Allowance [if needed]: To qualify for relocation expense reimbursement, Employee must agree and utilize the relocation services of TRC Global Solutions. The following items are included in the relocation package:

•	The Company will pay $2,500 toward trip(s) for house-hunting consisting of the reasonable costs of airfare, hotel, rental car and meals;
•	The Company will pay for transportation costs only for trips home every other week until relocation has been completed;
•
A professional van line will be selected and coordinated by TRC. The van line will pack, load, transport, and unload goods. Crating will be included up to $1,500 (excludes unusual goods such as Plasma/big screen TV’s and other items);

•	The Company will also pay up to $5,000 for incidental expenses. All other moving costs are the responsibility of Executive.
c.
Incentive Bonuses: Executive will receive a minimum bonus of $100,000 for fiscal year 2011 at normal distribution date. Executive shall be afforded the opportunity to earn an Incentive Bonus with respect to following fiscal years based upon the attainment of financial objectives established by the Board (or a committee thereof), following consideration of the recommendation of the President/COO.

d.
Stock Options: Executive shall be granted options (the “Original Options”) to purchase 5,000 shares of the Common Stock of NBC Holdings Corp. The Original Options shall have an exercise price of $85 per share. The Original Options shall be exercisable as to 25% of the shares covered thereby on date of hire and shall be exercisable as to an additional 25% of the shares covered thereby on each anniversary date in 2011, 2012, 2013 subject to Executive’s continued employment with the Company on such anniversary dates. Customary terms and conditions shall apply to the Original Options.

For each year of employment, Executive may be granted additional options to acquire a number of shares of Common Stock of NBC Holdings Corp. to be determined by the Board, subject to the achievement by the Company of annual performance targets to be established by the Board. The additional options shall have an exercise price equal to the fair market value per share as of the date of grant. Each additional option shall be exercisable as to 25% of the shares covered thereby on the date of grant and shall become exercisable as to an additional 25% of the shares covered thereby on each of the first three anniversaries of the date of grant of such option, subject to Executive’s continued employment with the Company on such anniversary dates. Customary terms and conditions shall apply to such additional options.

e.
Tag-Along and Drag-Along Rights: In the event of a sale of the majority of the common stock of NBC Holdings Corp., all shares of Common Stock of NBC Holdings Corp. owned by Executive (including shares hereafter acquired) shall be subject to tag-along and drag-along rights, entitling and obligating Executive to sell his shares ratably with, and on the same terms and conditions as, other selling shareholders.

f.
Non-Transferability of Stock: Other than the sale described above, Executive shall not sell, transfer, pledge or convey any Common Stock or options of NBC Holdings Corp. other than (i) for estate planning purposes, to a family trust or family partnership for the benefit of immediate members of the Executive’s family, (ii) upon Executive’s death, to his estate, (iii) upon Executive’s disability or (iv) after an initial public offering of Common Stock of NBC Holdings Corp., subject in each case (except iv) to the tag-along and drag-along provisions of the immediately preceding paragraph.

g.	Other Benefits: Executive will receive the customary fringe benefit plans and entitlements as currently provided by the Company to its senior executives.
IV. TERMS OF EMPLOYMENT
a.
Term: The term of Executive’s employment hereunder (the “Employment Term”) shall be from the date hereof to one year from date of hire, unless extended or earlier terminated in accordance with this Agreement or otherwise by agreement of the parties. The term shall be automatically extended for additional periods of one year each unless either party gives at least 120 days prior written notice to the other party of intention to terminate the Executive’s employment hereunder at the end of the then current Employment Term.

b.	Termination of Employment Prior to Expiration of the Employment Term:
i.
Termination by the Company without “cause”: Executive will be entitled to (i) continued payment of base salary for 12 months, (ii) payment of Incentive Bonus when otherwise due in respect of year of termination, prorated through date of termination, and (iii) continuation for 12 months of any medical, dental and vision benefits provided to the Executive immediately before such termination.

ii.
Death/Disability: Executive entitled to (i) payment of base salary through the date of termination plus additional six (6) months, and (ii) payment of Incentive Bonus when otherwise due in respect of year of termination, prorated through date of termination.

iii.	Executive voluntary resignation or termination by Company for “cause”: Executive entitled to payment of base salary through date of termination
1.
Cause Defined: “Cause” shall mean the Executive willfully neglects his duties hereunder, is convicted of any felony or misdemeanor involving moral turpitude, is guilty of gross misconduct in connection with the performance of his duties hereunder, or materially breaches affirmative or negative covenants or undertakings hereunder (including under Appendix A and the Non-Competition, Non-Solicitation and Confidentiality Agreement attached as Appendix B).

c.	Confidential Information:
i.
Company Information: Executive agrees at all times during the term of his/her Relationship with the Company and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm, corporation or other entity without written authorization of the Company, any Confidential Information of the Company which Executive obtains or creates. Executive further agrees not to make copies of such Confidential Information except as authorized by the Company.

Executive understands that “Confidential Information” means any Company proprietary information, technical data, trade secrets, or know-how, including, but not limited to, information relating to past, present, or future business of the Company, or any plans therefore, market information, actual or prospective personnel or clients, strategy, budgets, pricing, research, development, operating results, services, business plans or designs, cost and pricing strategies or information, client requirements and preferences, marketing research, work product (including all documentation, creative works, know-how and information created in whole or in part by Executive during Executive’s Relationship with the Company whether or not copyrightable or otherwise protectable) or other competitively sensitive business information, and all related databases, compilations and records disclosed to Executive by the Company, either directly or indirectly, in writing, orally or by drawings or observation by Executive during the period of the Relationship, whether or not during working hours.

Executive understands that “Confidential Information” includes, but is not limited to, information pertaining to any aspects of the Company’s business which is either information not known by actual or potential competitors of the Company or is proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise. Executive further understands that “Confidential Information” does not include any of the foregoing items which have become publicly and widely known and made generally available (without expending significant time or effort) through no wrongful act of Executive’s or of others who were under confidentiality obligations as to the item or items involved.

All “Confidential Information” is and shall remain the Company’s exclusive property, and Executive further agrees that all information used by Executive in connection with his/her job is confidential and valuable property of the Company, and that any such information developed by Executive during the performance of such employment is and shall remain the exclusive property of the Company. Executive recognizes and acknowledges that the Company’s business matters and affairs (including, but not limited to, the nature and extent of the Company’s assets and holdings and any information related to the Company’s business relationships, developmental concepts, business practices and policies, pricing structures, methods of business operation, operational techniques, banking and lending relationships, or details of any financial information related to the size and scope of the Company), are valuable to the Company and included within the definition of Confidential Information.

ii.
Former Employer Information. Executive represents that his/her performance of all terms of this Agreement as an employee of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Executive in confidence or trust prior or subsequent to the commencement of Executive’s Relationship with the Company, and Executive will not disclose to the Company, or induce the Company to use, any inventions, confidential or proprietary information or material belonging to any previous employer or any other party.

iii.
Third Party Information. Executive recognizes that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Executive agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out Executive’s work for the Company consistent with the Company’s agreement with such third party.

d.
Intellectual Property: Executive agrees that any inventions, products, processes, apparatus, designs, improvements or business-related suggestions and information conceived, discovered, made, developed by [him/her], solely or jointly with others, during [his/her] employment with the Company that are (i) made with the Company’s equipment, supplies, facilities, trade secrets or time; or (ii) that related, at the time of conception or reduction to practice to the Company’s business, to the Company’s actual or demonstrably anticipated research; or (iii) result from any work performed by the Executive for the Company, shall belong to the Company without further compensation to the Executive, and Executive agrees to assign any and all rights in such items to the Company.

e.	Non-Competition: Executive agrees to be bound by the terms of the Non-Compete, Non-Solicitation and Confidentiality Agreement attached as Appendix B, which is hereby incorporated by reference.
f.
Non-Solicitation of Employees: Executive agrees to be bound by the terms of the Non-Compete, Non-Solicitation and Confidentiality Agreement attached as Appendix B, which is hereby incorporated by reference.

g.
Return of Company Property: Upon termination of Executive’s employment with the Company, for any reason, Executive agrees to return to the Company, in good condition, ordinary wear and tear accepted, all property belonging to the Company. This includes, but is not limited to, Company provided automobiles, keys, computers, computer-related hardware, computer software, security cards, credit cards, cellular phones, PIM cards, personal data assistants (PDAs), fax machines, and the originals and all copies of any materials which contain, reflect, summarize, describe, analyze, refer or relate to any confidential and proprietary information of the Company.

V. GENERAL PROVISIONS
a.
Entire Agreement: This Agreement supersedes any and all other agreements, either oral or in writing, expressed or implied, between the parties with respect to the employment of Executive by the Company, and contains all the covenants and agreements between the parties with respect to such employment.

b.	Modification or Amendment: This Agreement cannot be changed or modified orally and may only be supplemented, amended, or revised in a writing signed by Executive and the Company.
c.	Waiver: One party’s waiver of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or waiver of any other provision, obligation, right, or privilege.

d.	Notices. Any notice or other communication required or desired to be given in this Agreement shall be in writing and addressed to the parties, respectively, as follows:
Steven A. Clemente
7335 S. Tempe Court
Aurora, Colorado 80016

Barry Major
President and Chief Operating Officer
Nebraska Book Company, Inc.
4700 S. 19th Street
Lincoln, Nebraska 68512
e.	Assignment: Executive shall not assign any rights or obligations under this Agreement or delegate the performance of any obligations or duties without the written consent of President/COO.
f.
Arbitration: Except as prohibited by law, Executive and Company Agree to submit to binding arbitration before a single arbitrator any and all claims arising out of Executive’s employment with the Company or cessation of that employment. This includes, but is not limited to: (i) breach of this Agreement or any other employment agreement or contract, express or implied; (ii) breach of any other term or condition of employment, whether express or implied; (iii) breach of any covenant of good faith and fair dealing; (iv) any form of employment discrimination in violation of municipal, state or federal law; (v) any claims arising under common law; (vi) misappropriation of trade secrets; or (vii) violation of any other federal, state or local statue, ordinance or regulation related to Executive’s employment with Company or the termination of that employment.

Any demand for arbitration shall be made in writing and served upon the other party to this Agreement. Such demand shall be served no later than the expiration of the applicable statute of limitation period for such dispute(s). For purposes of this paragraph, the date upon which the dispute arises shall be the date of the event, occurrence, or happening giving rise hereto. Absent express written agreement of the parties, this time period shall not be extended by virtue of informal attempts to resolve the dispute.

The arbitrator shall apply the substantive law of Nebraska (excluding choice-of-law principles that might call for the application of some other jurisdiction’s law) or federal law, or both as applicable to the claims asserted. In the event that arbitration is brought pursuant to any law or statute which provides for allocation of attorneys’ fees and costs, the arbitrator shall have the authority to allocate attorneys’ fees and costs pursuant to the applicable law or statute. The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability or enforceability or formation of this Agreement (including this paragraph), including any claim that all or part of the Agreement is void or voidable and any claim that an issue is not subject to arbitration. The results of arbitration will be binding and conclusive on the parties hereto. Any arbitrator’s award or finding or any judgment or verdict thereon will be final and unappealable. All parties agree that venue for arbitration will be in Lincoln, Nebraska and that any arbitration commenced in any other venue will be transferred to Lincoln, Nebraska, upon the written request of any party to this Agreement. Any and all of the arbitrator’s orders, decisions and awards may be enforceable in, and judgment upon any award rendered by the arbitrator may be confirmed and entered by any federal or state court having jurisdiction. All privileges under state and federal law, including attorney-client, work product and party communication privileges, shall be preserved and protected. The decision of the arbitrator will be binding on all parties. All proceedings conducted pursuant to this agreement to arbitrate, including any order, decision or award of the arbitrators, shall be kept confidential by all parties.

EMPLOYEE ACKNOWLEDGES THAT, BY SIGNING THIS AGREEMENT, EMPLOYEE IS WAIVING ANY RIGHT THAT EMPLOYEE MAY HAVE TO A JURY TRIAL OR A COURT TRIAL OF ANY SERVICE RELATED CLAIM ALLEGED BY EMPLOYEE.
g.	Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Nebraska.
h.
Severability: If any provision of this Agreement, or any portion of a provision of this Agreement, is determined invalid or unenforceable for any reason, the remainder of this Agreement shall remain in force and effect.

i.
Opportunity to Review: Executive expressly acknowledges that Company has encouraged and given him the opportunity to thoroughly discuss all aspects of this Agreement with an attorney or other advisor before signing and that Executive has thoroughly discussed or has alternatively elected to freely waive any further opportunities to thoroughly discuss this Agreement with an attorney or advisor.

Executed on 27th of March, 2010

NEBRASKA BOOK COMPANY, INC.
By:	/s/ Barry S. Major
Barry S. Major
President and Chief Operating Officer

EXECUTIVE
By:	/s/ Steven A. Clemente
Steven A. Clemente

APPENDIX B
Noncompete, Nonsolicitation,
and Confidentiality Agreement
THIS AGREEMENT is made as of March 27, 2010, between NEBRASKA BOOK COMPANY, INC., a Nebraska corporation, and any of its current or future subsidiaries, affiliates, successors or assigns (collectively, the “Company”), and Steven A. Clemente (“Employee”). The parties agree to the following:
Section 1. Effective Date. This Agreement shall become effective on the date first set forth above (the “Effective Date”), and shall remain in force throughout the course of Employee’s employment relationship with the Company, unless modified in writing by the consent of both parties hereto, and, further, shall remain in force, as provided below, following the separation of that employment.
Section 2. Employment Relationship. The parties understand and acknowledge that this Agreement does not alter, amend or expand upon any rights Employee may have to continue in the employ of the Company, or the duration of that employment, under any existing agreements between the Company and Employee or under applicable law. Any employment relationship between the Company and Employee, whether commenced prior to or upon the date of this Agreement, shall be referred to herein as the “Relationship.”
Section 3. Restrictive Covenant. Employee agrees that for a period of time beginning on the date Employee executes a copy of this Agreement and continuing for a period ending on the date which is two (2) years after the termination of Employee’s employment with Company, for any reason or no reason, including, without limitation, by voluntary termination or involuntary termination, with or without cause, Employee shall not directly or indirectly:
(i)
solicit, divert, or attempt to divert away from Company or its affiliates, business with customers or accounts of Company or its affiliates with which Employee actually did business and had personal contact during his or her employment;

(ii)	accept business from customers or accounts of Company or its affiliates with which Employee actually did business and had personal contact during his or her employment;
(iii)
induce, solicit, cause, or attempt to induce or cause, any employee of Company or its affiliates with whom Employee actually worked and had personal contact while employed by Company to leave the employ of Company or its affiliates; or

(iv)
hire or otherwise accept the services of any employee or former employee of Company with whom Employee actually worked and had personal contact while employed by Company, whether solicited or not solicited by Employee.

Employee specifically acknowledges that, for purposes of subparagraphs (iii) and (iv), any employee who was employed in the State of Nebraska while Employee was employed by Company should be considered an employee “with whom Employee actually worked and had personal contact while employed by Company,” unless Employee can prove otherwise.

Section 4. Confidential Information.
(a) Company Information. Employee agrees at all times during the term of his/her Relationship with the Company and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm, corporation or other entity without written authorization of the Company, any Confidential Information of the Company which Employee obtains or creates. Employee further agrees not to make copies of such Confidential Information except as authorized by the Company.
Employee understands that “Confidential Information” means any Company proprietary information, technical data, trade secrets, or know-how, including, but not limited to, information relating to past, present, or future business of the Company, or any plans therefore, market information, actual or prospective personnel or clients, strategy, budgets, pricing, research, development, operating results, services, business plans or designs, cost and pricing strategies or information, client requirements and preferences, marketing research, work product (including all documentation, creative works, know-how and information created in whole or in part by Employee during Employee’s Relationship with the Company whether or not copyrightable or otherwise protectable) or other competitively sensitive business information, and all related databases, compilations and records disclosed to Employee by the Company, either directly or indirectly, in writing, orally or by drawings or observation by Employee during the period of the Relationship, whether or not during working hours.
Employee understands that “Confidential Information” includes, but is not limited to, information pertaining to any aspects of the Company’s business which is either information not known by actual or potential competitors of the Company or is proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise. Employee further understands that “Confidential Information” does not include any of the foregoing items which have become publicly and widely known and made generally available (without expending significant time or effort) through no wrongful act of Employee’s or of others who were under confidentiality obligations as to the item or items involved.
All “Confidential Information” is and shall remain Company’s exclusive property, and Employee further agrees that all information used by Employee in connection with his/her job is confidential and valuable property of the Company, and that any such information developed by Employee during the performance of such employment is and shall remain the exclusive property of the Company. Employee recognizes and acknowledges that the Company’s business matters and affairs (including, but not limited to, the nature and extent of the Company’s assets and holdings and any information related to the Company’s business relationships, developmental concepts, business practices and policies, pricing structures, methods of business operation, operational techniques, banking and lending relationships, or details of any financial information related to the size and scope of the Company,) are valuable to the Company and included within the definition of Confidential Information.
(b) Former Employer Information. Employee represents that his/her performance of all terms of this Agreement as an employee or consultant of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Employee in confidence or trust prior or subsequent to the commencement of Employee’s Relationship with the Company, and Employee will not disclose to the Company, or induce the Company to use, any inventions, confidential or proprietary information or material belonging to any previous employer or any other party.

(c) Third Party Information. Employee recognizes that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out Employee’s work for the Company consistent with the Company’s agreement with such third party.
Section 5. Return of Company Documents. Employee agrees that, at the time of termination of his/her Relationship with the Company, he/she will deliver to the Company (and will not keep in his/her possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts; equipment, other documents or property, or reproductions of any aforementioned items developed by Employee pursuant to the Relationship or otherwise belonging to the Company, its successors or assigns. Employee further agrees that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.
Section 6. Business Opportunity. Employee represents and acknowledges that the foregoing restrictions will not prevent him/her from obtaining gainful employment in his/her field of expertise or cause him/her undue hardship; and that there are numerous other employment opportunities available to him/her that are not affected by the foregoing restrictions. Employee further acknowledges that the foregoing restrictions are reasonable and necessary, in order to protect the Company’s legitimate interests, and that any violation thereof would result in irreparable injury to the Company.
Section 7. Remedies. In the event of any violation of any term in this Agreement, the Company shall be authorized and entitled to obtain from any court of competent jurisdiction, preliminary and permanent injunctive relief, as well as an equitable accounting of all profits or benefits arising out of such violation. The Company shall further be entitled to damages directly or indirectly sustained by the Company as a result of such violation, including but not limited to attorney fees and costs incurred in enforcing this Agreement.
In the event of the violation of any of the foregoing restrictions, the period, if any, herein specified for such restrictions shall abate during the time of violation thereof, and that portion remaining at the time of commencement of any violations shall not begin to run until such violation has been fully and finally cured.
Section 8. Representations and Covenants.
(a) Employee agrees to execute promptly any proper oath, or verify any proper document, required to carry out the terms of this Agreement upon the Company’s written request to do so.
(b) Employee hereby warrants that he/she is not now under any legal or contractual obligation that would conflict in any manner with the obligations and duties he/she is undertaking herein, and that his/her execution of this Agreement will not breach any agreement to which he/she is now a party.
(c) Employee certifies and acknowledges that he/she has carefully read all of the provisions of this Agreement and that he/she understands and will fully comply with such provisions.

Section 9. General Provisions.
(a) In the event any of the foregoing restrictions are held to be in any respect an unreasonable restriction upon Employee, then the court so holding shall reduce the territory to which it pertains and/or the period of time in which it operates, or effect any other change to the extent necessary, to render any of the restrictions enforceable. Each of the terms and provisions of this Agreement is, and is to be deemed, severable in whole or in part, and if any term or provision, or the application thereof to circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby, and shall remain in full force and effect.
(b) The captions contained herein are solely for the convenience of the parties, and shall not be deemed to govern the meaning or intent of any of the provisions of this Agreement.
(c) The rights and obligations of the Company hereunder shall inure to the benefit of, and be binding upon, any successor or assign of the Company. This Agreement is personal to Employee and shall not be assigned by him/her to any other party whatsoever.
(d) The waiver or non-enforcement by the Company, of any breach of any provision of this Agreement, shall not operate or be construed as a waiver of any subsequent breach by Employee.
(e) This Agreement shall be construed in accordance with the laws of the State of Nebraska.
(f) This Agreement, unless stated otherwise herein, may only be amended by the written mutual agreement of the parties hereto.
(g) The provisions of this Agreement shall survive the termination of the Relationship and the assignment of this Agreement by the Company to any successor in interest or other assignee.
(h) Employee acknowledges and specifies that this Agreement is supported by adequate consideration in the form of Employee’s employment, or continued employment, with the Company.
(i) Employee acknowledges and specifies that he/she entered knowingly into this Agreement.
Warning: Do not sign this agreement until you have read it in its entirety. You have a right to confer with your attorney before signing.
The parties have executed this Agreement on the respective dates set forth below:

	COMPANY:	EMPLOYEE:

Nebraska Book Company, Inc.

By:	/s/ Barry S. Major	/s/ Steven A. Clemente
	Barry S. Major	Steven A. Clemente
	President/COO	Sr. Vice President — Retail
	March 27, 2010	March 27, 2010

7335 S. Tempe Court
Aurora, Colorado 80016